Exhibit 99.1 Press Release

Organetix Appoints Mr. Seth M. Shaw as Interim President and Chief Executive Officer

NEW YORK, June 4 -- Organetix Inc. has today announced that it has appointed Mr. Seth M. Shaw as Interim President & Chief Executive Officer ("CEO") effective immediately. Mr. Shaw's responsibilities will include running the Company on a day to day basis, assisting the Company in securing capital from value added investors, and providing the Company with experience and leadership in the public markets. The next steps shall be attracting talented professionals to join the Company's Board of Directors and assembling a well-rounded management team.

Commenting on his appointment, Mr. Shaw stated, "I am pleased to be appointed Interim President & CEO; this position gives me the ability and control to directly contribute to the growth of the Company. The most important aspect of this position is to guide the Company to the point that shareholder value can be restored and created. I appreciate the continued support of all of our shareholders moving forward."

Personal Biography -- Seth M. Shaw

Mr. Shaw is an experienced organizer of private placement funding. He built his financial industry experience at major firms such as American International Group (AIG) Global Investment Group, Harvest Capital Management and DoubleClick, Inc.

In April of 2005, Mr. Shaw founded Novastar Resources Ltd. to focus on the acquisition of thorium properties, with the vision of the metal Thorium being utilized as a more efficient, non-proliferative source of nuclear fuel, at a future point. He successfully raised more than $17.5 Million of Private Placement Capital (in 3 separate rounds) for the firm and was instrumental in the successful completion of the merger between Novastar Resources and Thorium Power. Mr. Shaw was retained as the Director of Strategic Planning to maintain Institutional Investor Relations for the firm until April 2007. He remains as a consultant to the Company at the present time.

Since March 2007 Mr. Shaw has also held a position at Uni-Pixel, Inc., handling institutional investor relations. In this capacity he has assisted management in market awareness with top tier institutional investors.

Previously Mr. Shaw helped form the successful biotechnology startup, Physician Therapeutics, LLC, in early 2004. He served as Interim Chief Financial Officer for more than one year, arranging the company's initial financing and assisting in the structuring and negotiation of joint ventures. That Company was subsequently acquired by Targeted Medical Pharma and currently generates substantial revenues.

Mr. Shaw graduated from Cornell University with a bachelor's degree in Policy Analysis Management and a concentration in Econometrics. Mr. Shaw sits on the boards of the Cypress Fund for World Peace and Security in Washington, D.C. and the Jewish Community Center ("JCC") in Dutchess County, New York.

About Organetix Inc.

Organetix Inc. entered into a definitive merger agreement with Florida based privately held ADAO Telecom, Inc. on January 25, 2007. The Company anticipates that the official closing shall take place sometime during the second or third calendar quarter of 2007.

About ADAO Telecom, Inc.

ADAO Telecom, Inc. is a telephony engineering and design firm specializing in the development of cellular technologies that target the low end user market. For more information please visit the corporate website at http://www.adaotele.com

Disclaimer

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, statements regarding benefits of the proposed acquisition and other forward-looking terminology such as "may," "expects," "believes," "anticipates," "intends," "projects" or similar terms, variations of such terms or the negative of such terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein.

Contact:  Mr. Seth M. Shaw Interim CEO, Organetix cell (917) 796 9926 email: sethsms47@aol.com

Organetix Inc.
CONTACT: Mr. Seth M. Shaw, Interim CEO of Organetix, cell,
+1-917-796-9926, sethsms47@aol.com

Web site: http://www.adaotele.com//